Exhibit 99.4

Q&A

Questions and answers about the Conversion Merger of St. James Federal Savings and Loan Association and common stock offering of Wells Financial Corp.

This pamphlet answers questions about the planned conversion merger of St. James Federal Savings and Loan Association and the related common stock offering of Wells Financial Corp. Investing in shares of common stock involves certain risks. Before making an investment decision, please read the enclosed Prospectus carefully, including the section entitled “Risk Factors”.

This is not an offer to sell or a solicitation of an offer to buy shares of common stock. The offer is made only by the prospectus. The shares of common stock being offered are not savings accounts or deposits and are not insured or guaranteed by Wells Federal Bank, Wells Financial Corp., St. James Federal Savings and Loan Association, the Federal Deposit Insurance Corporation or any other government agency.

THE CONVERSION MERGER AND OFFERING

What is the Conversion Merger and Offering?

Under the Agreement and Plan of Conversion Merger (the “Agreement”) and the Plan of Conversion Merger (the “Plan”), St. James Federal Savings and Loan Association (“St. James”) is converting from the mutual to the stock form of ownership and simultaneously merging into Wells Federal Bank (the “conversion merger”), the wholly owned subsidiary of Wells Financial Corp. (“Wells”). At the completion of the conversion merger all customers of St. James will automatically become customers of Wells Federal Bank. In connection with the conversion merger, Wells Financial Corp. is offering shares of its common stock for sale to eligible depositors and borrowers of St. James and certain other persons. See “Summary – The Conversion Merger” and “Summary – The Offering” in the enclosed prospectus for further details.

What are the reasons for the Conversion Merger?

St. James’ primary reasons for the conversion merger are limited options continuing as a stand-alone entity; high operating expenses as a stand-alone entity due to its small size and limited earning capacity resulting therefrom; alleviate pressure to grow the balance sheet and increase earnings; increasing complexity of regulatory compliance; and expansion of services available to customers by combining with Wells.

What are the reasons for the Offering?

Wells’ primary reasons for the offering are to fulfill a condition required for regulatory approval of the conversion merger; provide a larger capital cushion for asset growth; improve Wells’ overall capital and competitive position; increase Wells’ loans to one borrower limit to allow Wells to make larger loans; support growth and diversification of operations, products and services; and provide additional financial resources to pursue branch expansion and possible future acquisition opportunities. Other than the acquisition of St. James, Wells has no current arrangements to acquire other financial institutions.

Will the Conversion Merger affect customers’ deposit accounts or loans?

Upon completion of the conversion merger, each account holder of St. James will become an account holder of Wells Federal Bank. The conversion merger will not affect the deposit balance, interest rate or other terms of the account. Each deposit account will be insured by the FDIC to the same extent as before the conversion merger. Deposit accounts will not be converted to stock.

THE PROXY VOTE

Why should I vote on the Agreement and Plan of Conversion Merger and the Plan of Conversion Merger?

Your vote “For” the Agreement and the Plan is extremely important to us. Our Board of Directors believes that the conversion merger is in the best interests of St. James, its customers and employees, and we urge you to join us in voting for approval of the Agreement and the Plan.

You may have received a Proxy Statement describing the Agreement and the Plan, which cannot be implemented without St. James member approval. Voting does not require you to purchase common stock in the offering.

What happens if I don’t vote?

NOT VOTING HAS THE SAME EFFECT AS VOTING “AGAINST” THE AGREEMENT AND THE PLAN. Approval requires the affirmative vote of a majority of all votes eligible to be cast by St. James’ members. For this reason, failure to vote all the proxy cards you receive will have the same effect as voting “Against” the Agreement and the Plan. Without sufficient favorable votes, we cannot proceed with the conversion merger and the stock offering.

How do I vote?

You can vote by mail, internet, or telephone. You can also drop off your signed proxy cards at St. James’ office during normal office hours. However you choose to cast your vote, PLEASE VOTE PROMPTLY.

How many votes are available to me?

Depositors are entitled to one vote for each $100 or fraction thereof of qualifying deposits held at St. James as of [______, 2015], up to 1,000 votes per member (depositor). Borrowers as of January 18, 2012, whose loans were still open as of [______, 2015] are entitled to one vote. However, no member may cast more than 1,000 votes.

Why did I receive more than one proxy card?

If you had more than one deposit or loan account as of [___________, 2015] you may have received more than one proxy card, depending on the ownership structure of your accounts. These are not duplicate proxy cards. Please promptly vote by returning each proxy card you receive. Your vote will not be counted twice.

More than one name appears on my proxy card. Who must sign?

The names reflect the title of your account(s). Proxy cards for joint accounts require the signature of only one of the accountholders. Proxy cards for trust or custodial accounts must be signed by the trustee or the custodian, not the listed beneficiary.

THE STOCK OFFERING AND PURCHASING SHARES

How many shares are being offered and at what price?

Wells Financial Corp. is offering for sale between [XX,XXX and XXX,XXX] shares of common stock (subject to increase to XXX,XXX shares) at [$XX.XX] per share. Investors will not be charged a commission to purchase shares of common stock in the offering. The offering price represents a 5.0% discount from the average of the daily arithmetic mean of the closing bid and asked quotations of Wells’ common stock on the OTCQB Marketplace operated by the OTC Markets Group, Inc., or OTCQB (www.otcmarkets.com), commencing 30 trading days before the second trading day prior to the date of the enclosed prospectus. Wells’ common stock is quoted on the OTCQB under the symbol “WEFP.” On ________, 2015, the last reported sales price of Wells’ common stock on the OTCQB was $________ per share. See “Summary – The Offering” in the enclosed prospectus for further details.

Who is eligible to purchase stock during the stock offering?

Pursuant to our Plan, non-transferable rights to subscribe for shares of Wells Financial Corp. common stock in the Subscription Offering have been granted to eligible depositors and borrowers of St. James.

Subscription Offering purchase priorities are as follows:

Priority 1 -   Depositors with accounts at St. James with aggregate balances of at least $50 at the close of business on September 30, 2013;

Priority 2 -    Wells’ tax qualified employee stock ownership plan;

Priority 3 -   Depositors with accounts at St. James with aggregate balances of at least $50 at the close of business on [_______, 2015]; and

Priority 4 -   Depositors with accounts at St. James at the close of business on [_________, 2015], and borrowers of St. James as of January 18, 2012, whose loans were still open as of [______, 2015].

Shares of common stock not purchased in the Subscription Offering may be offered for sale to the general public in a Community Offering, with a preference given first to natural persons (including trusts of natural persons) residing in St. James, Minnesota or Watonwan County, Minnesota and then to shareholders of record of Wells as of [_________, 2015].

Shares not sold in the Subscription and Community Offerings may be offered for sale through a Syndicated Community Offering to the general public.

I am eligible to subscribe for shares of common stock in the subscription offering but am not interested in investing. May I allow someone else to use my stock order form to take advantage of my priority as an eligible accountholder?

No. Subscription rights are non-transferable! Federal regulations prohibit you from transferring your subscription rights or the shares of common stock to be issued upon their exercise. If you order shares of common stock in the subscription offering, you will be required to state that you are purchasing the common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. On occasion, unscrupulous people attempt to persuade accountholders to transfer subscription rights, or to purchase shares in the offering based on an understanding that the shares will be subsequently transferred to others. Participation in such schemes is against the law and may subject involved parties to prosecution. If you become aware of any such activities, please notify our Stock Information Center promptly so that we can take the necessary steps to protect our eligible account holders’ subscription rights in the offering.

How may I buy shares during the subscription and community offerings?

Shares can be purchased by delivering a signed and completed original stock order form, together with full payment payable to Wells Financial Corp. or authorization to withdraw funds from one or more of your St. James deposit accounts, provided that the stock order form is received before 12:00 p.m., Central Time, on ________________, 2015. You may submit your stock order form and payment by mail using the return envelope provided, by overnight delivery to the indicated address on the order form, or by bringing your order in person to St. James’ office at 501 1st Avenue South, St. James, Minnesota 56081. We encourage subscribers to consider in-person or overnight delivery to enhance the likelihood that your order is received before the deadline.

What is the deadline for purchasing shares?

The deadline for purchasing shares of common stock in the subscription and community offerings is 12:00 p.m., Central Time, on ______________, 2015, unless we extend this deadline. If you wish to purchase shares of common stock, a properly completed and signed original stock order form, together with full payment or authorization to withdraw funds from one or more of your St. James deposit accounts, must be received (not postmarked) by this time.

How may I pay for the shares?

Payment for shares can be remitted in two ways: 1.) Personal check, bank check or money order made payable to Wells Financial Corp., or 2.) Authorizing us to withdraw available funds from the types of St. James deposit accounts designated on the stock order form. There is no penalty for early withdrawal from a certificate of deposit for the purpose of purchasing stock in the offering.

Wells Federal Bank and St. James are not permitted to knowingly lend funds to anyone for the purpose of purchasing shares of common stock in the offering. If you wish to pay with cash, please contact the Stock Information Center. You may not pay by wire transfer, use a check drawn on a St. James or Wells Federal Bank line of credit, or use a third-party check to pay for shares of common stock. You may not designate on your stock order form a direct withdrawal from a St. James account with check-writing privileges. Please submit a check instead. If you request that we directly withdraw the funds from your St. James checking account, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account. Additionally, you may not designate direct withdrawal from an Individual Retirement Account (“IRA”) or a prearranged funeral expense account held at St. James. If you wish to use funds in a funeral expense account, you must terminate the underlying contract for funeral services prior to your subscription. Please call the Stock Information Center if you have a question about using Individual Retirement Account or funeral expense account funds to purchase Wells common stock. [Note: The preceding text was copied from the prospectus under the heading “Payment for Shares”]

Will I earn interest on my funds?

Yes. If you pay by personal check, bank check or money order, you will earn interest at [___%] per annum from the day we process your payment until the completion or termination of the offering. At that time, you will be issued a check for interest earned on these funds. If you pay for shares by authorizing a direct withdrawal from your St. James deposit account(s), your funds will continue earning interest within the account at the contract rate. The interest will remain in your account(s) when the designated withdrawal is made, upon completion or termination of the conversion and offering.

Are there limits to how many shares I can order?

Yes. The minimum order is [XX] shares ($XXX). No individual, or individuals exercising subscription rights through a single qualifying deposit account held jointly, may purchase more than 5.0% of the total shares sold in the offering. If any of the following persons purchases shares of common stock, their purchases, in all categories of the offering combined, when combined with your purchases, cannot exceed 5.0% of the total shares sold in the offering:

•	your spouse or relatives of you or your spouse living in your house;
•	most companies, trusts or other entities in which you are a trustee, have a substantial beneficial interest or hold a senior management position; or
•	other persons who may be your associates or persons acting in concert with you.

In addition to the above purchase limitations, there is an ownership limitation for current stockholders of Wells Financial Corp. other than its employee stock ownership plan. No individual, together with any associates and no group of persons acting in concert, may purchase shares of common stock so that, when combined with shares of Wells common stock currently owned, such person or persons would hold more than 9.9% of the number of shares of Wells common stock outstanding upon completion of the offering.

May I use my St. James Individual Retirement Account (“IRA”) to purchase the shares?

You may use funds currently held in retirement accounts with St. James. However, before you place your stock order, the funds you wish to use must be transferred to a self-directed retirement account maintained by an independent trustee or custodian, such as a brokerage firm. If you are interested in using IRA or any other retirement funds held at St. James or elsewhere, please call our Stock Information Center as soon as possible for guidance, but preferably at least two weeks before the _______________, 2015 offering deadline. Your ability to use such funds for this purchase may depend on time constraints because this type of purchase requires additional processing time, and may be subject to limitations and fees imposed by the institution where the funds are held.

May I change my mind after I place an order to subscribe for stock?

No. After receipt, your executed stock order form may not be modified, amended or rescinded without our consent, unless the offering is terminated or extended beyond __________________, 2015.

Will the stock be insured?

No. Like any common stock, Wells Financial Corp. stock will NOT be insured.

Will dividends be paid on the stock?

Wells has paid a regular quarterly dividend of $0.15 per share and expects to continue paying a dividend following the completion of the conversion merger, subject to determination and declaration by the Board of Directors, which will take into account a number of factors, including the financial condition of Wells Financial Corp. and Wells Federal Bank and compliance with applicable federal and state banking regulations. However, no assurances can be given that dividends will be paid, or that if paid they will not be reduced or eliminated in future periods.

How will Wells Financial Corp. shares trade?

Wells Financial Corp.’s common stock is currently quoted on the OTCQB Marketplace under the symbol “WEFP”. It is our expectation that Wells’ common stock will continue to be quoted on the OTCQB under the same symbol upon completion of the conversion merger and the issuance of the shares purchased in the offering.

If I purchase shares in the offering, when will I receive my shares?

Certificates representing shares of common stock sold in the subscription and community offerings will be mailed by first class mail to the persons entitled thereto at the certificate registration address noted by them on the stock order form, as soon as practicable following consummation of the offering. The offering is expected to be completed as soon as practicable following satisfaction of the conditions described in the prospectus under the heading “The Merger – Conditions to Completing the Conversion Merger.” Until certificates for the shares of common stock are delivered to purchasers, purchasers may not be able to sell the shares of common stock that they purchased. Your ability to sell the shares of common stock prior to your receipt of the stock certificate will depend on arrangements you may make with a brokerage firm.

WHERE TO GET MORE INFORMATION

Where can I call to get more information?

For more information, refer to the enclosed Prospectus or call our Stock Information Center, toll-free, at _______________. Hours of operation are Monday – Friday, 10:00 a.m. – 4:00 p.m., Central Time. The Stock Information Center will be closed weekends and bank holidays.